Exhibit 5.1

August 17, 2026

Beyond Air, Inc.

900 Stewart Avenue, Suite 301

Garden City, NY 11530

Re: Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Beyond Air, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of: (i) 167,011 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”); (ii)1,638,835 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Pre-funded Warrants”); (iii) up to 1,805,846 shares of Common Stock issuable upon the exercise of outstanding Series A common stock purchase warrants (“Series A Warrants”); and (iv) up to 1,805,846 shares of Common Stock issuable upon the exercise of outstanding Series A common stock purchase warrants (“Series B Warrants”, and together with the Series A Warrants the “Common Warrants”), in each case for resale by the selling stockholders named in the prospectus contained in the Registration Statement (the “Prospectus”). The Pre-Funded Warrants and the Common Warrants are referred to collectively herein as the “Warrants”, and the shares of Common Stock issuable on exercise of the Warrants referred to as the “Warrant Shares”.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion, as of the date hereof, (i) the Shares have been validly issued, fully paid and are non-assessable, and (ii) the Warrant Shares, when issued upon the exercise of the underlying Warrants and upon the Company’s receipt of payment of the applicable exercise prices therefore, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law, and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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